EXHIBIT 99.1
News
For Immediate Release September 29, 2005	Contact:
Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES INC. REDUCES EARNINGS ESTIMATE FOR FULL YEAR 2005 DUE TO CONTINUED WEAKNESS IN THE THIRD QUARTER
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Company Cites Slower Market Conditions, Additional Costs of New Facilities and Effects of Recent Hurricanes
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NEW YORK, September 29--Minerals Technologies Inc. (NYSE: MTX) today announced that, because of weakness in the third quarter, it is revising its full year diluted earnings-per-share guidance by about $0.15 per share to $2.60 to $2.70.

     The weakness is a result of several factors:

  Lower production in the steel industry in North America and Europe;
  continued higher than anticipated start-up costs at two new facilities in China;
  continuing effects from Hurricanes Katrina and Rita, and higher energy costs; and, ongoing development costs for the European precipitated calcium carbonate (PCC) coating program, primarily at a merchant facility in Germany.

    Minerals Technologies has instituted programs to mitigate the negative impact of these factors. The company has implemented price increases and energy surcharges, and has also instituted a program to reduce expenses throughout the corporation.

    The Refractories segment is experiencing a difficult third quarter because of the underlying weakness in the North American and European steel industries--this segment's largest markets--and higher raw material costs for the metallurgical product line. This weakness in the steel industry, and consequently in the Refractories segment, represents more than half of the company's expected shortfall in earnings per share.

    The company's two new satellite PCC plants in China continued to experience start-up issues related to the complexities involved in scaling up a new PCC process technology. This new, innovative process for PCC production provides improved efficiency that, over time, will be utilized as a new process platform in a number of other PCC manufacturing facilities.

    The recent hurricanes in the Gulf of Mexico have disrupted, and continue to disrupt, Minerals Technologies' operations and the operations of several of the company's customers. Associated higher energy costs are also having an adverse effect on both the Specialty Minerals and Refractories segments.

    In addition, the European paper coating development program is progressing, but the ramp-up and commercial development costs for the program at the PCC merchant plant in Walsum, Germany, will continue into 2006.

    "We are experiencing a weak third quarter, requiring us to reduce our full year estimate," said Paul R. Saueracker, chairman, president and chief executive officer. "We do, however, expect to see improvement in the fourth quarter. In fact, we are already seeing improvement in reported U.S. weekly steel production. The issues in China are largely behind us and we expect these plants to improve in the fourth quarter. The European coating program has taken longer than anticipated to ramp up, although we are seeing increased demand for our unique coating material produced there. We remain confident that this program will be a major contributor to the profitability of the company."

    Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets the highest quality performance-enhancing minerals and related products, systems and services. MTI serves the paper, steel, polymer and other manufacturing industries. The company reported sales of $923.7 million in 2004.

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        This press release contains some forward-looking statements, which describe or are based on the company's current expectations. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements of our 2004 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/